Exhibit 4.09

SECOND AMENDMENT TO THE TORPEDO EMPRESAS AND RCS AGREEMENT No. 13649/2021

The parties of this instrument are

TELEFÔNICA BRASIL S/A, enrolled with the Corporate Taxpayers’ Registry of the Ministry of Finance (CNPJ) under No. 02.558.157/0001-62, headquartered at Av. Engenheiro Luiz Carlos Berrini, 1376, Cidade Monções, São Paulo - SP, by itself or through its subsidiaries, hereinafter referred to as "VIVO".

And, on the other hand, ZENVIA MOBILE SERVIÇOS DIGITAIS, enrolled with the Corporate Taxpayers’ Registry of the Ministry of Finance (CNPJ) under No. 14.096.190/0001-05, headquartered at Avenida Paulista, 2.300, Bela Vista, São Paulo/SP, hereinafter referred to as "COMPANY", through its undersigned legal representatives, being TELEFÔNICA and COMPANY jointly hereinafter referred to as "PARTIES";

WHEREAS:

On November 30, 2021, the Parties entered into the Torpedo Empresas and RCS Agreement which sets forth the terms and conditions of the services of MESSAGES delivery to CLIENTS of the COMPANY, entities or individuals, with mobile devices that are able to receive and/or send MESSAGES and who have agreed to receive messages by Opt-In authorization;

The confirmation of the MESSAGES delivery, per the terms of the AGREEMENT, includes the determined text messages (MT) and the originated messages (MO) in the individual’s mobile;

GARLIAVA RJ INFRAESTRUTURA E REDES DE TELECOMUNICAÇÕES S.A. (“GARLIAVA”), enrolled with the CNPJ under No. 37.178.485/0001-18, is a specific purpose company (SPE) that belongs to VIVO’s economic group and which purpose is to acquire part of mobile assets and clients of OI S.A. (which is going though a judicial recovery process). Also, Garliava is the company that holds the Authorization for the Rendering of Personal Mobile Service (“SMP”) and acts in the registry areas DDD 12, 41, 42, 81 to 86, 88 and 98;

GARLIAVA and, consequently, its SMP authorization were merged into VIVO, as per Act No. 1.860, of February 23, 2023, published in the Union Official Gazette, Edition 38, Section 1, Page 4 and the relevant Minutes of the Shareholders’ Meeting registered with the board of trade on February 28, 2023;

The Parties want to amend the Agreement in order to formalize a special commercial condition.

The Parties hereby agree to enter into this amendment according to the following terms and conditions:

SECTION 1 – OBJECT

1.1.        The object of this Amendment is:

1.1.1.              To formalize and ratify that, due to the AGREEMENT’s scope expansion, which occurred because of GARLIAVA’s incorporation, the Parties agreed to apply the special commercial conditions to the services object of the agreement to CLIENTS with mobile devices able to receive and/or send MESSAGES in the registry areas DDD 12, 41, 42, 81 to 86, 88 and 98, and identified in the systems and official consult websites as “OI MÓVEL”, exclusively within the period comprised between January 1, 2023 and February 28, 2023.

1.1.2.              As per the terms of section 1.1.1 above, exceptionally if decided so by VIVO, the billing of the volume of messages delivered shall be calculated by unit in the amount of [***] per SMS MESSAGE, which comprises [***] for Torpedo Empresas and [***] for Technical Management, when the delivery of the SMS MESSAGES to GARLIAVA’s clients, identified as “OI MÓVEL”, occurs specifically between January 1, 2023 and February 28, 2023.

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1.1.2.1.              As from March 1, 2023, the billing of the services shall be made in accordance with the price sheet provided for in Schedule I of the Agreement and no longer the prices mentioned in section 1.1.2 above.

1.1.2.2.              VIVO shall bill the amounts corresponding to the services rendered.

1.1.3.              In view of the context above mentioned, VIVO is currently the sole company authorized to render the services, regardless the interface used for the delivery or receipt of messages, including messages identified in the system and official consult website as “OI MÓVEL”.

SECTION 2 – VALIDITY

2.1.        The validity and effectiveness of the conditions set forth in this Amendment shall begin on the date hereof and its effects that have no validity specified in this instrument are retroactive to March 1, 2023.

SECTION 3 – MISCELLANEOUS

3.1.       The Parties hereby represent that no interruption of the relationship between them as regards the Agreement occurred, been ratified all the acts practiced up to the execution date of this Amendment.

3.2.       All the other sections, items, subitems and conditions of the Agreement which were not amended by this instrument remain in full force and effect and are hereby ratified by the Parties.

3.3.       The sections and conditions, as well as the rights and obligations of this Amendment are binding on the Parties, its successors, and assignees.

As per the applicable legislation, especially article 10, paragraph 2, of the Provisional Measure No. 2.200-2, the Parties declare, by signing with electronic signature, their express agreement with advanced electronic signature and its processing by the platform used by VIVO, as per the terms of Law No. 14.063/2020, regardless of the use of digital certificates with ICP-Brasil standards, with no validity nor enforceability restrictions.

IN WITNESS WHEREOF, the Parties execute this Amendment in counterparts of identical content and form.

São Paulo, May 15, 2023.

ZENVIA MOBILE SERVIÇOS DIGITAIS S.A.	TELEFÔNICA BRASIL S/A (merging company of GARLIAVA RJ INFRAESTRUTURA E REDES DE TELECOMUNICAÇÕES S.A.)

Witnesses:
1. ________________________________________	2. _______________________________________

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